EXHIBIT 5.1

201 S. Main Street, Suite 1100 Salt Lake City, UT 84111 T. 801.328.3131 F. 801.578.6999 www.stoel.com

June 21, 2018

Profire Energy, Inc.

321 South 1250 West, Suite 1

Lindon, Utah 84042

Gentlemen and Ladies:

We have acted as counsel to Profire Energy, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3, file no. 333-225508 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by certain selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 8,625,000 shares of Common Stock, including 1,125,000 shares issuable upon exercise of an option granted to the underwriters by one of the Selling Stockholders (collectively, the “Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, it is our opinion that:

1.	The Shares have been validly issued and are fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Nevada governing private corporations (i.e. Title 7, Chapter 78 of the Nevada Revised Statutes) and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ STOEL RIVES LLP